Exhibit 99.1

Amicus Therapeutics Announces Third Quarter 2025
Financial Results and Corporate Updates

Q3 2025 Total Revenue of $169M, up 17% at CER

Positive Q3 2025 GAAP Net Income of $17M

Cash Position of $264M, a $33M Increase in Q3 2025

Conference Call and Webcast Today at 8:30 a.m. ET

PRINCETON, NJ, Nov. 4, 2025 – Amicus Therapeutics (Nasdaq: FOLD), a patient-dedicated global biotechnology company focused on developing and commercializing novel medicines for rare diseases, today announced financial results for the quarter ended September 30, 2025.

“Amicus achieved yet another impressive quarter, delivering revenue growth of 17 percent and reaching the milestone of GAAP profitability. We served more patients than ever before, driven by new Galafold starts and growing adoption for Pombiliti + Opfolda,” said Bradley Campbell, President and Chief Executive Officer, Amicus Therapeutics Inc. “Alongside this commercial momentum, enrollment in the Phase 3 study of DMX-200 remains on track for completion by year-end. Through our continued execution, Amicus is well positioned to achieve our 2025 strategic objectives and deliver sustainable double-digit growth in the years ahead.”

Third Quarter 2025 Financial Highlights:

•	Total revenues for the third quarter 2025 were $169.1 million, reflecting strong operational growth measured at constant exchange rates (CER)[1] of 17% and a currency tailwind of ~$4 million.

(in thousands)	Three Months Ended September 30,		Year over Year % Growth		Nine Months Ended September 30,		Year over Year % Growth
	2025	2024	Reported	at CER[1]	2025	2024	Reported	at CER[1]
Galafold®	$138,347	$120,381	15%	12%	$371,463	$330,557	12%	10%
Pombiliti® + Opfolda®	$30,714	$21,136	45%	42%	$77,535	$48,032	61%	59%
Net Product Revenues	$169,061	$141,517	19%	17%	$448,998	$378,589	19%	17%

•	Galafold (migalastat) net product sales for the third quarter 2025 were $138.3 million, representing a year-over-year increase of 15%, or 12% at CER[1], driven by continued commercial execution in all markets, net new patient starts, and strong compliance.

•	Pombiliti (cipaglucosidase alfa-atga) + Opfolda (miglustat) net product sales for the third quarter 2025 were $30.7 million, representing a year-over-year increase of 45%, or 42% at CER[1], driven by high commercial demand and new launch countries.

•	Total GAAP operating expenses of $115.3 million for the third quarter 2025 increased by 8% as compared to $106.6 million for the third quarter 2024. Total non-GAAP operating expenses[2] were up 15% to $95.4 million for the third quarter 2025 as compared to $82.6 million for the third quarter 2024.

•	GAAP net income of $17.3 million, or $0.06 per share basic and diluted, was achieved in the third quarter 2025, compared to a GAAP net loss of $6.7 million, or $0.02 per share basic and diluted, for the third quarter 2024. Non-GAAP net income[2,3] was $54.2 million, or $0.18 per share basic and $0.17 diluted, for the third quarter 2025, compared to non-GAAP net income of $30.8 million, or $0.10 per share basic and diluted, for the third quarter 2024.

•	Cash, cash equivalents, and marketable securities increased to $263.8 million at September 30, 2025, as compared to $249.9 million at December 31, 2024.

Corporate Updates:

•	Pombiliti + Opfolda pricing and reimbursement agreements recently completed in four countries, including Japan and Belgium. The Company remains on track for up to 10 new launch countries in 2025.

•	New 4-year data from the PROPEL open-label extension (OLE) adds to growing body of evidence for Pombiliti + Opfolda. As previously announced, in this new analysis presented at the International Congress of Inborn Errors of Metabolism (ICIEM), patients within the ERT-experienced group showed stability or improvement on measures of muscle function, muscle strength, and biomarkers out to 4 years.

•	During the third quarter, our manufacturing partner, WuXi Biologics, announced that its Dundalk, Ireland facility has received approval from European Medicines Agency (EMA) as a commercial manufacturing site for Pombiliti.

•	ACTION3 Study of DMX-200 is on track for full enrollment by end of year. DMX-200 is a first in class treatment for Focal Segmental Glomerulosclerosis (FSGS), a rare and fatal kidney disease with no approved therapies and significant market potential. The ongoing Phase 3 study (ACTION3), funded and executed by Dimerix, continues to be on track for full enrollment by end of 2025.

•	Amicus is focused on delivering significant long-term revenue growth and anticipates surpassing $1 billion in total sales in 2028. The Company anticipates continuing to grow its current commercial business with Galafold and Pombiliti + Opfolda resulting in strong total revenue growth.

2025 Financial Guidance

Amicus reiterates its financial guidance for 2025, as follows:

Total Revenue Growth[1]	15% to 22%
Galafold Revenue Growth[1]	10% to 15%
Pombiliti + Opfolda Revenue Growth[1]	50% to 65%
Gross Margin	Mid 80%
Non-GAAP Operating Expenses[4]	$380M to $400M
GAAP Net Income	Positive during H2 2025

1 In order to illustrate underlying performance, Amicus discusses its results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates had remained unchanged from those used in the comparative period.

2 Full reconciliation of GAAP results to the Company’s non-GAAP adjusted measures for all reporting periods appear in the tables to this press release.

3 Amicus defines non-GAAP Net (Loss) Income as GAAP Net (Loss) Income excluding the impact of share-based compensation expense, changes in fair value of contingent consideration, loss on impairment of assets, depreciation and amortization, acquisition related income (expense), loss on extinguishment of debt, restructuring charges and income taxes.

4 A reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure is not available without unreasonable effort due to high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, November 4, 2025, at 8:30 a.m. ET to discuss the third quarter 2025 financial results and corporate updates. Participants and investors interested in accessing the call by phone will need to register using the online registration form. After registering, all phone participants will receive a dial-in number along with a personal PIN to access the event.

A live audio webcast and related presentation materials can also be accessed via the Investors section of the Amicus Therapeutics corporate website at ir.amicusrx.com. Web participants are encouraged to register on the website 15 minutes prior to the start of the call. An archived webcast and accompanying slides will be available on the Company's website shortly after the conclusion of the live event.

About Galafold

Galafold® (migalastat) 123 mg capsules is an oral pharmacological chaperone of alpha-Galactosidase A (alpha-Gal A) for the treatment of Fabry disease in adults who have amenable galactosidase alpha gene (GLA) variants. In these patients, Galafold works by stabilizing the body’s own dysfunctional enzyme so that it can clear the accumulation of disease substrate. Globally, Amicus Therapeutics estimates that approximately 35 to 50 percent of people living with Fabry disease may have amenable GLA variants, though amenability rates within this range vary by geography. Galafold is approved in more than 40 countries around the world, including the U.S., EU, U.K., and Japan.

U.S. INDICATIONS AND USAGE

Galafold is indicated for the treatment of adults with a confirmed diagnosis of Fabry disease and an amenable galactosidase alpha gene (GLA) variant based on in vitro assay data.

This indication is approved under accelerated approval based on reduction in kidney interstitial capillary cell globotriaosylceramide (KIC GL-3) substrate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

U.S. IMPORTANT SAFETY INFORMATION

ADVERSE REACTIONS: The most common adverse reactions reported with Galafold (≥10%) were headache, nasopharyngitis, urinary tract infection, nausea and pyrexia. USE IN SPECIFIC POPULATIONS: There is insufficient clinical data on Galafold use in pregnant women to inform a drug-associated risk for major birth defects and miscarriage. Advise women of the potential risk to a fetus. It is not known if Galafold is present in human milk. Therefore, the developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for Galafold and any potential adverse effects on the breastfed child from Galafold or from the underlying maternal condition. Galafold is not recommended for use in patients with severe renal impairment or end-stage renal disease requiring dialysis. The safety and effectiveness of Galafold have not been established in pediatric patients. To report Suspected Adverse Reactions, contact Amicus Therapeutics at 1-877-4AMICUS or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. For additional information about Galafold, including the full U.S. Prescribing Information, please visit https://www.amicusrx.com/pi/Galafold.pdf.

About Pombiliti + Opfolda

Pombiliti + Opfolda, is a two-component therapy that consists of cipaglucosidase alfa-atga, a bis-M6P-enriched rhGAA that facilitates high-affinity uptake through the M6P receptor while retaining its capacity for processing into the most active form of the enzyme, and the oral enzyme stabilizer, miglustat, that’s designed to reduce loss of enzyme activity in the blood.

U.S. INDICATIONS AND USAGE

POMBILITI in combination with OPFOLDA is indicated for the treatment of adult patients with late-onset Pompe disease (lysosomal acid alpha-glucosidase [GAA] deficiency) weighing ≥40 kg and who are not improving on their current enzyme replacement therapy (ERT).

SAFETY INFORMATION

HYPERSENSITIVITY REACTIONS INCLUDING ANAPHYLAXIS: Appropriate medical support measures, including cardiopulmonary resuscitation equipment, should be readily available. If a severe hypersensitivity reaction occurs, POMBILITI should be discontinued immediately and appropriate medical treatment should be initiated. INFUSION-ASSOCIATED REACTIONS (IARs): If severe IARs occur, immediately discontinue POMBILITI and initiate appropriate medical treatment. RISK OF ACUTE CARDIORESPIRATORY FAILURE IN SUSCEPTIBLE PATIENTS: Patients susceptible to fluid volume overload, or those with acute underlying respiratory illness or compromised cardiac or respiratory function, may be at risk of serious exacerbation of their cardiac or respiratory status during POMBILITI infusion. See PI for complete Boxed Warning. CONTRAINDICATION: POMBILITI in combination with Opfolda is contraindicated in pregnancy. EMBRYO-FETAL TOXICITY: May cause embryo-fetal harm. Advise females of reproductive potential of the potential risk to a fetus and to use effective contraception during treatment and for at least 60 days after the last dose. Adverse Reactions: Most common adverse reactions ≥ 5% are headache, diarrhea, fatigue, nausea, abdominal pain, and pyrexia. Please see full PRESCRIBING INFORMATION, including BOXED WARNING, for POMBILITI (cipaglucosidase alfa-atga) LINK and full PRESCRIBING INFORMATION for OPFOLDA (miglustat) LINK.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a pipeline of cutting-edge, first- or best-in-class medicines for rare diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on LinkedIn.

Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We use these non-GAAP measures as key performance measures for the purpose of evaluating operational performance and cash requirements internally. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. When we provide our expectation for non-GAAP operating expenses and profitability on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains or losses. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the prospects and timing of the potential regulatory and pricing approval of our products, commercialization plans, manufacturing and supply plans, financing plans, the collaboration with Dimerix, and the projected revenues and cash position for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities and pricing and reimbursement authorities, are based on current information. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that required regulatory inspections may be delayed or not be successful and delay or prevent product approval; the potential that we may not be successful in negotiations with pricing and reimbursement authorities; the potential that we may not be successful in commercializing Galafold and/or Pombiliti and Opfolda in Europe, the UK, the US and other geographies; the potential that the Dimerix license agreement for of DMX-200 may not be successful, including without limitation expectations of the timing of the Phase 3 clinical trial evaluating DMX-200; the likelihood of success of such clinical trial; the prospects for FDA approval of DMX-200 for FSGS or other indications; the estimated prevalence of FSGS; the achievement of any milestone and timing of any payments associated with milestones and the success of any efforts to commercialize DMX-200, including any projections of future financial performance or payments; the potential that we may not be able to manufacture or supply sufficient commercial products; and the potential that we will need additional funding to complete the manufacturing and commercialization of our products. With respect to statements regarding corporate financial guidance and financial goals and the expected attainment of such goals and projections of the Company's revenue, GAAP and non-GAAP profitability and cash position, actual results may differ based on market factors and the Company's ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q to be filed today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:

Investors:

Amicus Therapeutics

Andrew Faughnan

Vice President, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Brendan McEvoy

Executive Director, External Communications

bmcevoy@amicusrx.com

(609) 662-5005

FOLD-G

TABLE 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net product sales	$169,061	$141,517	$448,998	$378,589
Cost of goods sold	19,467	13,279	46,382	38,107
Gross profit	149,594	128,238	402,616	340,482
Operating expenses:
Research and development	23,415	26,160	112,102	79,172
Selling, general, and administrative	90,036	75,106	266,406	236,711
Restructuring charges	—	3,143	—	9,188
Loss on impairment of assets	—	—	1,702	—
Depreciation and amortization	1,874	2,170	5,563	6,506
Total operating expenses	115,325	106,579	385,773	331,577
Income from operations	34,269	21,659	16,843	8,905
Other expense:
Interest income	829	1,081	2,484	3,991
Interest expense	(11,711)	(12,692)	(34,731)	(37,640)
Other income (expense)	10,887	(3,263)	12,452	(11,946)
Income (loss) before income tax	34,274	6,785	(2,952)	(36,690)
Income tax expense	(16,968)	(13,514)	(25,848)	(34,155)
Net income (loss) attributable to common stockholders	$17,306	$(6,729)	$(28,800)	$(70,845)
Net income (loss) attributable to common stockholders per common share — basic	$0.06	$(0.02)	$(0.09)	$(0.23)
Net income (loss) attributable to common stockholders per common share — diluted	0.06	(0.02)	(0.09)	(0.23)
Weighted-average common shares outstanding — basic	308,468,423	304,690,596	308,139,134	303,792,479
Weighted-average common shares outstanding — diluted	310,433,494	304,690,596	308,139,134	303,792,479

TABLE 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$190,553	$213,752
Investments in marketable securities	73,290	36,194
Accounts receivable	113,838	101,099
Inventories	177,928	118,782
Prepaid expenses and other current assets	38,457	34,909
Total current assets	594,066	504,736
Operating lease right-of-use assets, net	21,549	22,278
Property and equipment, less accumulated depreciation of $31,271 and $28,775 at September 30, 2025 and December 31, 2024, respectively	27,759	29,383
Intangible assets, less accumulated amortization of $8,257 and $5,802 at September 30, 2025 and December 31, 2024, respectively	14,743	17,198
Goodwill	197,797	197,797
Other non-current assets	12,897	13,641
Total Assets	$868,811	$785,033
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,103	$12,947
Accrued expenses and other current liabilities	171,165	127,300
Operating lease liabilities	8,662	8,455
Total current liabilities	198,930	148,702
Long-term debt	391,985	390,111
Operating lease liabilities	42,174	45,078
Other non-current liabilities	5,298	7,097
Total liabilities	638,387	590,988
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 308,499,614 and 299,041,653 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	3,017	2,944
Common stock in treasury, at cost; 7,390 shares as of September 30, 2025	(71)	—
Additional paid-in capital	2,973,625	2,926,115
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	22,886	5,302
Unrealized loss on available-for-sale securities	(53)	(207)
Warrants	—	71
Accumulated deficit	(2,768,980)	(2,740,180)
Total stockholders’ equity	230,424	194,045
Total Liabilities and Stockholders’ Equity	$868,811	$785,033

TABLE 3

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Total operating expenses - as reported GAAP	$115,325	$106,579	$385,773	$331,577
Research and development:
Share-based compensation	2,368	4,397	8,765	12,329
Selling, general and administrative:
Share-based compensation	15,721	14,291	52,055	53,359
Loss on impairment of assets	—	—	1,702	—
Restructuring Charges	—	3,143	—	9,188
Depreciation and amortization	1,874	2,170	5,563	6,506
Total operating expense adjustments to reported GAAP	19,963	24,002	68,085	81,382
Total operating expenses - as adjusted	$95,362	$82,577	$317,688	$250,195

TABLE 4

Amicus Therapeutics, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP net income (loss)	$17,306	$(6,729)	$(28,800)	$(70,845)
Share-based compensation	18,089	18,688	60,820	65,688
Depreciation and amortization	1,874	2,170	5,563	6,506
Loss on impairment of assets	—	—	1,702	—
Restructuring charges	—	3,143	—	9,188
Income tax expense	16,968	13,514	25,848	34,155
Non-GAAP net income	$54,237	$30,786	$65,133	$44,692

Non-GAAP net income attributable to common stockholders per common share — basic	$0.18	$0.10	$0.21	$0.15
Non-GAAP net income attributable to common stockholders per common share — diluted	$0.17	$0.10	$0.21	$0.15
Weighted-average common shares outstanding — basic	308,468,423	304,690,596	308,139,134	303,792,479
Weighted-average common shares outstanding — diluted	310,433,494	304,690,596	308,139,134	303,792,479